Exhibit 99.1

Krestmark Industries, L.P. and Affiliates

Independent Auditor’s Report and Combined Financial Statements

December 31, 2015

Krestmark Industries, L.P. and Affiliates

December 31, 2015

Independent Auditor’s Report

Partners

Krestmark Industries, L.P.

Dallas, Texas

We have audited the accompanying combined financial statements of Krestmark Industries, L.P. and affiliates, which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of income, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Krestmark Industries, L.P. and affiliates as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Dallas, Texas

June 7, 2016

Krestmark Industries, L.P. and Affiliates

Combined Balance Sheets

December 31, 2015 and 2014

	2015	2014
Assets
Current Assets
Cash and cash equivalents	$10,147,543	$8,066,436
Accounts receivable, net of allowance, 2015 – $122,743 and 2014 – $71,365	9,477,253	7,393,089
Inventories	6,905,101	6,362,769
Prepaid expenses and other current assets	2,618,762	719,624

Total current assets	29,148,659	22,541,918

Property and Equipment, At Cost
Machinery and equipment	9,545,691	8,865,653
Leasehold improvements	847,445	653,359
Computer equipment and software	635,478	567,836
Furniture and fixtures	83,756	83,756
	11,112,370	10,170,604
Less accumulated depreciation and amortization	7,236,235	6,231,648

	3,876,135	3,938,956

Other Assets	30,932	136,486

Total assets	$33,055,726	$26,617,360

Liabilities and Partners’ Capital

Current Liabilities
Current maturities of long-term debt	$—	$714,276
Accounts payable	2,134,314	2,324,008
Accrued employee wages and benefits	315,038	447,295
State income taxes payable	316,979	352,979
Other accrued liabilities	1,374,593	984,326

Total current liabilities	4,140,924	4,822,884

Long-term Debt, Less Current Maturities	—	1,439,424

Deferred Rent	351,361	326,108

Partners’ Capital	28,563,441	20,028,944

Total liabilities and partners’ capital	$33,055,726	$26,617,360

See Notes to Combined Financial Statements

Krestmark Industries, L.P. and Affiliates

Combined Statements of Income

Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Net Sales	$99,451,991	$85,881,651	$61,682,823

Cost of Goods Sold	65,451,159	56,562,892	43,558,187

Gross Profit	34,000,832	29,318,759	18,124,636

Selling, General and Administrative Expenses	9,811,539	9,325,226	7,182,256

Operating Income	24,189,293	19,993,533	10,942,380

Other Income (Expense)
Interest income	24,696	18,369	12,875
Interest expense	(5,261)	(149,377)	(110,769)

	19,435	(131,008)	(97,894)

Income Before Income Taxes	24,208,728	19,862,525	10,844,486

Provision for State Income Taxes	316,587	353,377	234,850

Net Income	$23,892,141	$19,509,148	$10,609,636

See Notes to Combined Financial Statements

Krestmark Industries, L.P. and Affiliates

Combined Statements of Changes in Partners’ Capital

Years Ended December 31, 2015, 2014 and 2013

Balance, January 1, 2013	$7,694,642

Net income	10,609,636

Partner distributions	(9,473,682)

Balance, December 31, 2013	8,830,596

Net income	19,509,148

Partner distributions	(8,310,800)

Balance, December 31, 2014	20,028,944

Net income	23,892,141

Partner distributions	(15,357,644)

Balance, December 31, 2015	$28,563,441

See Notes to Combined Financial Statements

Krestmark Industries, L.P. and Affiliates

Combined Statements of Cash Flows

Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Operating Activities
Net income	$23,892,141	$19,509,148	$10,609,636
Items not requiring (providing) cash
Depreciation and amortization	1,050,730	795,804	807,363
Changes in
Accounts receivable	(2,084,164)	(3,469,077)	(194,143)
Inventories	(542,332)	(2,076,272)	(1,401,804)
Prepaid expenses and other assets	(1,793,584)	6,389	149,605
Accounts payable and accrued liabilities	93,569	1,017,788	(23,558)
State income taxes payable	(36,000)	123,859	69,120

Net cash provided by operating activities	20,580,360	15,907,639	10,016,219

Investing Activities
Purchase of property and equipment	(987,909)	(1,764,738)	(1,377,876)

Net cash used in investing activities	(987,909)	(1,764,738)	(1,377,876)

Financing Activities
Proceeds from long-term debt	—	—	6,327,965
Principal payments on long-term debt	(2,153,700)	(2,787,663)	(4,447,813)
Partner distributions	(15,357,644)	(8,310,800)	(9,473,682)

Net cash used in financing activities	(17,511,344)	(11,098,463)	(7,593,530)

Increase in Cash and Cash Equivalents	2,081,107	3,044,438	1,044,813

Cash and Cash Equivalents, Beginning of Year	8,066,436	5,021,998	3,977,185

Cash and Cash Equivalents, End of Year	$10,147,543	$8,066,436	$5,021,998

Supplemental Cash Flows Information
Interest paid	$5,261	$149,377	$110,769
Income taxes paid	$352,587	$227,437	$165,730

See Notes to Combined Financial Statements

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

December 31, 2015

Note 1:                                     Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Krestmark Industries, L.P. (Krestmark) was formed in the state of Texas as a limited partnership on April 1, 2004.  Krestmark earns revenues predominately from the manufacturing of aluminum and vinyl windows and doors.  Products are sold primarily to builders and distributors in the central and southern United States.  The combined affiliates are Crest Vinyl Extrusions, L.L.C. (Crest) and Legacy Vinyl Windows, LP (Legacy).  Crest was formed in the state of Texas as a limited liability company on July 18, 2013.  Crest earns revenues predominately from the manufacturing of vinyl window components.  To date the majority of Crest revenues have been generated through the sale of products to Krestmark.  Legacy was formed in the state of Texas as a limited partnership on September 10, 2014.  Legacy, which began operations in 2015, manufactures windows.  Krestmark, Crest and Legacy (collectively, the Company) have common management and ownership and therefore management has elected to present combined financial statements.

Principles of Combination

All significant intercompany accounts and transactions of the Company have been eliminated in the combined financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2015 and 2014, cash equivalents consisted primarily of money market accounts.

At December 31, 2015, the Company’s cash accounts exceeded federally insured limits by approximately $10,514,000.

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

December 31, 2015

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect.  The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions.  Accounts receivable are ordinarily due 30 days after the issuance of the invoice.  Accounts past due more than 120 days are considered delinquent.  Interest is generally not charged on overdue receivables.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventory Pricing

Inventories consist of raw materials, work-in-process and finished goods.  Inventories include costs of materials, labor and overhead.  Inventories are stated at the lower of cost or market.  If needed, the Company records a reserve for obsolete and slow-moving inventory based on current inventory levels and historical and expected future sales levels.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset.  Leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Leasehold improvements	5 – 10 years
Machinery and equipment	5 – 7 years
Computer equipment and software	3 – 5 years
Furniture and fixtures	3 – 5 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expenses as incurred.

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

December 31, 2015

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable.  If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.  No asset impairment was recognized during the years ended December 31, 2015, 2014 and 2013.

Income Taxes

The Company is not a tax paying entity for federal or state (except Texas) income tax purposes.  Therefore, taxable income or loss is reported to the individual partners and members for inclusion in their respective tax returns and no provision for federal income is included in these statements.

The Company is subject to a franchise tax in the state of Texas.  Although the subject legislation states that the franchise tax is not an income tax, it has the characteristics of an income tax as it is determined by applying a tax rate to a base that considers both revenues and expenses.  Therefore, the Company accounts for the Texas franchise tax as an income tax.

With a few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2011.

Revenue Recognition

Revenues are generally recorded at the time products are delivered and are reported net of returns and allowances.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying combined statements of income on a net basis.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold.

Deferred Rent

The Company’s operating leases for its warehouses and office space contain free rent periods and escalating payments during the lease terms.  For these leases, the Company recognizes rent expense on a straight-line basis over the minimum lease terms and records the difference between the amounts charged to expense and the rent paid as deferred rent.

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

December 31, 2015

Note 2:                                     Inventories

Inventories consist of the following at December 31, 2015 and 2014:

	2015	2014

Raw materials	$5,066,877	$4,836,733
Work-in-process	303,808	229,732
Finished goods	1,534,416	1,296,304

	$6,905,101	$6,362,769

Note 3:                                     Long-term Debt

In November 2013, Krestmark entered into a promissory note agreement with a financial institution for $5,000,000.  The outstanding balance on the note payable was $2,153,700 at December 31, 2014, and was repaid in full during 2015.

The Company has a $195,000 letter of credit with a financial institution related to its workers’ compensation insurance policy.

Note 4:                                     Operating Leases

The Company leases warehouses and office space under operating lease agreements.  The lease agreements require the Company to pay all executory costs (property taxes, maintenance and insurance).  Total rental expense was approximately $1,713,000, $1,354,000 and $1,264,000 for the years ended December 31, 2015, 2014 and 2013, respectively.  The following is a schedule of future minimum lease payments at December 31, 2015:

2016	$1,296,594
2017	1,345,049
2018	1,109,120
2019	1,012,249
2020	875,710
Thereafter	3,672,331

$9,311,053

The Company has a $228,000 letter of credit with a bank related to these leases.

Note 5:                                     Subsequent Events

Subsequent events have been evaluated through June 7, 2016, which is the date the combined financial statements were available to be issued.